For More Information:	NEWS RELEASE
Gary F. Hoskins, CFO
(704) 884-2263
gary.hoskins@citizenssouth.com

FOR IMMEDIATE RELEASE

CITIZENS SOUTH BANKING CORPORATION ANNOUNCES EARNINGS OR THE FIRST QUARTER 2008

GASTONIA, NC, April 21, 2008 . . . . . Citizens South Banking Corporation (NASDAQ: CSBC), the holding company for Citizens South Bank, announced that net income for the quarter ended March 31, 2008, amounted to $970,000, or $0.13 per diluted share, compared to $1.4 million, or $0.18 per diluted share, for the quarter ended March 31, 2007. This represented a decrease of $0.05 per diluted share, or 27.8% for the comparable periods. The primary reason for the decrease was net interest margin compression caused primarily by the Federal Reserve Bank’s actions to decrease short-term interest rates by 200 basis points during the first quarter of 2008. This resulted in lower yields on assets tied to the prime lending rate and other short-term indices.

Margin Compression on a Linked-Quarter Basis

The Bank’s net interest margin amounted to 2.89% for the first quarter of 2008, compared to 3.01% for the fourth quarter of 2007. We experienced this limited compression in the net interest margin during the first quarter of 2008 despite the Federal Reserve Board’s actions to lower the federal funds rate by 200 basis points during the quarter. As the pace of decreases in short-term lending rates slows, the Company is expected to begin to experience margin expansion. In fact, the Company has maintained a relatively neutral interest rate position on an annual basis. However, decreases in short-term interest rates had a more pronounced negative impact in the first three months following the decrease. The short-term negative effects of decreases in interest rates are expected to be mostly offset by time deposits that mature over the next twelve months and reprice at a lower cost to the Company.

Credit Quality Remains Strong

Credit quality continues to compare very favorably with industry peers. On a linked-quarter basis, nonperforming assets totaled 0.39% of total assets at March 31, 2008, compared to 0.30% of total assets at December 31, 2007. Also, nonperforming loans to total loans totaled 0.43% at March 31, 2008, compared to 0.32% at December 31, 2007. During the past quarter, the allowance for loan losses increased from $6.1 million, or 1.10% of total loans, to $6.4 million, or 1.12% of total loans, at March 31, 2008. Net charge-offs decreased from $479,000, or 0.09% of average loans, for the quarter ended December 31, 2007, to $76,000, or 0.01% of average loans, for the first quarter of 2008.

Management attributed our stable credit quality to the fact that the Company has not been an originator or purchaser of option adjustable rate or “no documentation” portfolio mortgage loans, and the portfolio did not include any mortgage loans that the Company classifies as sub-prime. Also, the price stability of the residential real estate market in the Charlotte region has contributed to our success in avoiding significant problems in the quality of our loan portfolio.

Steady Loan Growth in the First Quarter

While the real estate market in the Charlotte, North Carolina region remains active compared to most of the country, housing starts and demand for commercial real estate have moderated. However, even under these circumstances, outstanding loans increased by $12.0 million, or 8.6% annualized, during the three-month period ended March 31, 2008. This level of growth is consistent with the 8.6% growth rate in 2007, including $12.0 million of loan growth during the fourth quarter, and $12.2 million in the third quarter.

Demand Deposit Growth

During the first quarter of 2008, demand deposits increased by $2.5 million, or 10.0% annualized, to $104.5 million. In addition, savings accounts increased at an annualized growth rate of 5.2% to $12.2 million. However, during the first quarter of 2008, the Bank did experience declining balances in more interest-sensitive deposit areas, such as money market accounts and time deposits. Money market accounts decreased by $6.0 million to $123.7 million, while time deposits decreased by $4.9 million to $342.1 million at the end of the first quarter of 2008. As a result, during the first quarter of 2008, total deposits decreased by $8.2 million, or 5.6% annualized. This decrease was largely attributable to the Company’s action to aggressively lower its deposit rates more quickly than some local competitors. The Company will continue to actively market the Company’s deposit products at pricing points are determined to be profitable.

The Company opened its 15th full-service branch office in Rock Hill, South Carolina, during the first quarter of 2008. This additional office, our first in South Carolina, will be an integral part of our efforts to continue growing core deposits and market share in the Charlotte region. We believe that the ability to branch into York County, South Carolina brings an important strategic dimension to our franchise unavailable to many competitors serving the Charlotte community bank market.

In making the announcement, Kim S. Price, President and CEO, stated “At a time when our industry is under substantial pressure, we are pleased with our financial performance and particularly our having avoided the credit-related problems of many in our industry. Our disciplined approach to growth, underwriting, and customer focus, as well as our century-plus heritage of conservative, community banking principles are serving us well and have positioned us to excel when our industry and economy return to more normalized conditions.”

General Information

Headquartered in Gastonia, North Carolina, Citizens South Bank was founded in 1904. Deposits are FDIC insured. At March 31, 2008, the Bank had approximately $777 million in assets with 15 full-service offices in the Charlotte region, including Gaston, Iredell, Rowan, and Union counties in North Carolina, and York County, South Carolina. Citizens South Bank is an Equal Housing Lender and Member, FDIC. The Bank is a wholly-owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol “CSBC”. The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company’s 1934 Securities Exchange Act filings with the SEC.

Kim S. Price
President and CEO

Forward-looking Statements

This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that could cause such a difference include, but are not limited to, changes in general economic conditions - either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2007, describe some of these factors.

-END-

Important Tables Follow

Citizens South Banking Corporation Selected Financial Information (dollars in thousands, except per share data)
	Quarter ended March 31, 2008	Quarter ended March 31, 2007	Year ended December 31, 2007	Year ended December 31, 2006
Reconciliation of GAAP to non-GAAP Measures: Net income, as reported (GAAP)	$970	$1,400	$5,665	$5,455
Non-operating items:
(Gain)/ loss on sale of assets, net	(242)	(5)	(323)	(69)
Reorganization & merger/integration expenses	220	-	-	57
Impairment of investments	-	-	162	-
Insurance proceeds, net	-	-	(112)	-
Related income taxes, excl. ins. proceeds (39%)	8	2	63	5
Net Operating Income	$956	$1,397	$5,455	$5,448

Noninterest income, as reported (GAAP)	$1,680	$1,530	$6,562	$6,140
Non-operating items:
(Gain)/ loss on sale of assets, net	(242)	(5)	(323)	69
Fair value adjustment on deferred comp assets	14	(37)	(122)	(207)
Insurance proceeds, net	-	-	(112)	-
Noninterest Operating Income	$1,452	$1,488	$6,005	$6,002

Noninterest expense, as reported (GAAP)	$4,882	$4,285	$17,895	$17,544
Non-operating items:
Impairment of investments	-	-	(162)	-
Fair value adjustment on deferred comp assets	14	(37)	(122)	(207)
Reorganization & merger/integration expenses	(220)	-	-	(57)
Noninterest Operating Expense	$4,676	$4,248	$17,611	$17,280

Per Share Data:
Average common shares outstanding, basic	7,406,656	7,862,174	7,688,595	8,017,956
Basic net income - GAAP	$0.13	$0.18	$0.74	$0.68
Basic net income - Operating	0.13	0.18	0.71	0.68
Average common shares outstanding, diluted	7,451,802	7,938,162	7,754,599	8,095,276
Diluted net income - GAAP	$0.13	$0.18	$0.73	$0.67
Diluted net income - Operating	0.13	0.18	0.70	0.67
Cash dividends declared	$0.085	$0.08	$0.32	$0.30
Period-end book value	11.21	10.71	11.05	10.61

Financial Ratios (annualized):
Return on average stockholders’ equity - GAAP	4.61%	6.62%	6.68%	6.41%
Return on avg. stockholders’ equity - Operating	4.55	6.60	6.43	6.41
Return on average assets - GAAP	0.50%	0.77%	0.75%	0.76%
Return on average assets - Operating	0.50	0.77	0.72	0.76
Efficiency ratio - GAAP	75.49%	65.15%	66.78%	65.51%
Efficiency ratio - Operating	74.89	65.20	67.12	65.19
Net interest margin (tax equivalent)	2.89%	3.18%	3.15%	3.34%
Average equity to average assets	10.93	11.61	11.26	11.86

Asset Quality Data:
Allowance for loan losses	$6,427	$6,023	$6,144	$5,764
Nonperforming loans	2,477	1,686	1,815	3,011
Nonperforming assets	3,005	1,879	2,344	3,150
Net charge-offs	76	71	911	505
Net charge-offs to average loans	0.01%	0.01%	0.17%	0.10%
Allowance for loan losses to total loans	1.12	1.16	1.10	1.12
Nonperforming loans to total loans	0.43	0.32	0.32	0.58
Nonperforming assets to total assets	0.39	0.25	0.30	0.42

Average Balances:
Total assets	$774,030	$738,674	$753,085	$716,934
Loans receivable, net of unearned income	567,039	520,342	526,913	493,324
Interest-earning assets	680,566	644,455	660,490	622,793
Deposits	579,802	565,070	575,302	535,935
Interest-bearing liabilities	636,875	603,396	618,126	586,809
Stockholders’ equity	84,568	85,784	84,783	85,035

At Period End:
Total assets	$776,583	$737,639	$779,140	$743,370
Loans receivable, net of unearned income	571,938	519,108	559,956	515,402
Interest-earning assets	685,977	648,109	690,007	647,048
Deposits	582,567	568,173	590,765	562,802
Interest-bearing liabilities	642,115	602,433	643,478	611,004
Stockholders’ equity	84,701	85,611	84,033	85,961

Citizens South Banking Corporation
Consolidated Statements of Financial Condition
(dollars in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS

Cash and due from banks	$13,454	$14,285
Interest-earning bank balances	14,620	15,454
Cash and cash equivalents	28,074	29,739
Investment securities available-for-sale, at fair value	31,725	46,519
Mortgage-backed securities available-for-sale, at fair value	70,171	69,893
Loans receivable, net unearned income	571,938	559,956
Allowance for loan losses	(6,427)	(6,144)
Loans receivable, net	565,511	553,812
Real estate acquired through foreclosure, net	529	529
Premises and equipment, net	17,781	17,965
Accrued interest receivable	2,708	3,254
Federal Home Loan Bank stock, at cost	4,280	4,236
Intangible assets	30,896	31,037
Bank owned life insurance	16,270	16,099
Other assets	8,638	6,057

Total assets	$776,583	$779,140

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Demand deposit accounts	$104,527	$101,981
Money market deposit accounts	123,733	129,688
Savings accounts	12,193	12,037
Time deposits	342,114	347,059
Total deposits	582,567	590,765
Borrowed money		101,324
Deferred compensation	4,992	5,389
Other liabilities	2,999	2,669
Total liabilities	691,882	695,107

Stockholders' Equity:
Common stock issued and outstanding, $0.01 par value, 20,000,000 shares authorized, 9,062,727 issued at March 31, 2008, and December 31, 2007, and 7,552,644 shares outstanding at March 31, 2008, and 7,610,017 shares
outstanding at December 31, 2007	91	91
Additional paid-in-capital	67,803	67,718
Unallocated common stock held by Employee Stock Ownership Plan	(1,202)	(1,247)
Retained earnings, substantially restricted	36,268	36,028
Accumulated unrealized loss on securities available-for-sale, net of tax	450(343)
Treasury stock of 1,510,083 shares at March 31, 2008, and 1,452,710 shares
at December 31, 2007	(18,709)	(18,214)
Total stockholders’ equity	84,701	84,033

Total liabilities and stockholders’ equity	$776,583	$779,140

Citizens South Banking Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months
	Ended March 31,
	2008	2007
Interest income
Loans	$9,601	$9,893
Investment securities	413	669
Interest-bearing deposits	94	132
Mortgage-backed and related securities	864	671
Total interest income	10,972	11,365

Interest Expense
Deposits	5,066	5,341
Borrowed funds	1,119	978
Total interest expense	6,185	6,319

Net interest income	4,787	5,046
Provision for loan losses	345	330
Net interest income after provision for loan losses	4,442	4,716

Noninterest Income
Fee income on deposit accounts	678	653
Fee income on mortgage banking activities	203	232
Fee income on lending activities	111	110
Dividends on FHLB stock	62	51
Increase in cash value of bank-owned life insurance	188	209
Fair value adjustment on deferred compensation assets	(14)	37
Net gain on sale of assets	242	5
Other noninterest income	210	233
Total noninterest income	1,680	1,530

Noninterest Expense
Compensation and benefits	2,555	2,342
Fair value adjustment on deferred compensation obligation	(14)	37
Occupancy and equipment expense	674	668
Professional services	201	124
Amortization of intangible assets	141	165
Reorganization expenses	220	-
Other noninterest expenses	1,105	949
Total noninterest expense	4,882	4,285

Income before income taxes	1,240	1,961

Provision for income taxes	270	561

Net income	$970	$1,400

Basic earnings per share	$0.13	$0.18
Diluted earnings per share	$0.13	$0.18

Basic average common shares outstanding	7,406,656	7,862,174
Diluted average common shares outstanding	7,451,802	7,938,162